[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.19

Dated 26th February 2014

PRIMA BIOMED LTD

(ABN 90 009 237 889)

and

CELL THERAPIES PTY LTD

(ABN 15 100 285 916)

VARIATION #1

TRANSITION SERVICES AGREEMENT

VARIATION #1 OF THE MASTER SERVICES AGREEMENT (“Agreement”) is made

BETWEEN

Cell Therapies Pty Ltd (ABN 15 100 285 916) of Ground Floor, 10 St Andrews Place, East Melbourne, Victoria 3002 Australia (“CT”)

AND

Prima Biomed Ltd (ABN 90 009 237 889) Level 7, 151 Macquarie Street Sydney, New South Wales 2000 Australia (“PRIMA”).

Each a “Party” and collectively, “Parties”

As provided under Clauses 14 and 17 of Agreement 131209 CTPL-Prima Transition Services v2.docx, it is mutually agreed by the Parties that as of 26th February 2014 the following variations shall apply to this Agreement.

Clause 3 Term

The term is extended by at least 3 months to March 2015 or to any other date to be agreed to by the Parties

SCHEDULE 1 – THE SERVICES see following

SCHEDULE 2 – FEES AND EXPENSES see following

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTED BY THE PARTIES AS VARIATION #1

Signed for and on behalf of	)
PRIMABIOMED LIMITED
By its duly authorised officer	)	Prima BioMed
)
Matthew Lehman	)	/s/ Dr. Sharron Gargosky
Chief Executive Officer	)
)
on behalf of	)	Date:	2014-03-03

Signed for and on behalf of	)
CELL THERAPIES Pty Ltd.	)
By its duly authorised officer	)

Raymond Wood	)
Managing Director	)	/s/ Raymond Wood
)
)
	)	Date:	4-3-14

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1

THE SERVICES INCLUDING VARIATION #1

CT agrees to undertake the following tasks (together “Services”) under this Agreement:

1.	~~Provide MLR tech transfer and training for FIZI staff in Germany during the first week of December 2013~~. Completed

2.	Continue to store under cGMP LN2 conditions CVac™ patient material. CT to initiate delivery of patient dose(s) to Prima’s designated clinical site(s) using Prima’s logistic procedures and protocols from the April 2011 CTPL-Prima Master Services Agreement, on an as requested basis.

The number of dose shipments is currently undetermined, however the Term (12 months) is considered adequate to support most, if not all material stored.by CTPL at the time of this agreement. This agreement allows for a seamless extension of this service if the Parties so agree.

3.	Continue to undertake MLR assays for [***] as documented in the April 2011 CTPL-Prima Master Services Agreement and the associated cross agreements with Prima’s designated CRO and USA and European manufacturing sites.

MLR runs can be undertaken singly or in batches of up to x3 patient material.

The timing window for individual MLR assays are determined by the recruitment timing and the clinical trial protocol. CT will, under Prima’s direction, attempt to perform all MLR runs in a cost effective manner.

While not fixed the following are the projected timing and quantities for MLR assays.

Mar’14 to July ‘14 with patient #’s as required and agreed by the Appointed Representatives. This agreement runs through to the extended Term ending in March 2015 and by negotiation the MLR testing could be continued beyond July’14 if required.

4.	TGA Audit

When notified of an upcoming audit by the TGA, CT to notify Prima’s representative and to re-confirm Prima’s instructions.

CT to support any TGA audit as agreed between the Party’s representatives and as required by law

5.	Advisory Services

Prima requires and CT agrees to provide a one day per week support to Prima’s Appointed Representative on a take-it or lose-it basis as follows:

•	CT to provide access to and support from Ms. Maureen Loudovaris or CT’s nominee.

•	The support to be in the form of review, comments, opinion and advice on CVac manufacturing, QC processes and results coming from Prima’s EU based contract manufacturer, FIZI

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	The deliverables will be in the form of annotated hard copy or teleconference dialogue

•	The interaction is expected to be primarily via email with occasional teleconferences; no more than once per week and more likely once per month.

•	Timing for teleconferences to be mutually agreed between the Appointed Representatives but understood at times to require out of business hours am or pm (Melbourne time) connections in order to meet the EU-USA-Pacific geography of participants

•	For the avoidance of doubt these Services will be provided on an all care but no responsibility basis and at no time will CT be required to manage or be responsible for FIZI’s or its staff’s deliverables.

•	The week to week operational arrangements will be based around a nominated day in the week with no more than 7.5 hours to be committed to Prima advisory activities in any one week.

•	If more than 7.5 hours is required and agreed to be provided in any one week, see Schedule-3 para 5 below-

•	The term of this service provision to run concurrent with the Term or as negotiated from time to time by the Parties.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2

FEES AND EXPENSES

In consideration for the Services provided by CT as detailed in Schedule 1:

~~1.     German Training in December 3rd to 14th Period~~

~~•      Travel to and from Germany @ 50% 2 days [***]~~

~~•      German training 8 days [***]~~

~~•      x1 Week end at 50% [***]~~

~~•      Total [***] + GST Plus Airfares, accommodation and meals at cost~~

Completed

2.	Storage and Dose shipment

A fixed price of [***] +GST per shipment

Plus

A monthly charge of [***]+GST to cover LN2 compliant storage costs

Prima is to arrange for and pay for shipment costs

3.	MLR Costs

Optimum is to batch process in lots of x3 MLR

•	Cost per x3 per batch = [***] +GST plus any project specific consumables

If protocol timing requires a sub optimal batch size then the cost will be:

•	Cost for x1 = [***] +GST plus any project specific consumables

•	Cost for x2 = [***] +GST plus any project specific consumables

4.	TGA Audit costs

An audit is due in 2014, however now that the manufacturing license has been modified we would expect the timing and costs incurred to be substantially reduced.

We propose that any fees associated with a TGA audit be charged at the fee rates below, with the understanding that CT is to keep any such costs to a minimum.

5.	Advisory Services

CT will invoice monthly at a rate of [***] per week + GST + any project specific costs as incurred and if applicable.

If it is agreed that more than one day in any one week is required and can be provided by CT, then either additional day rate fees will apply or a services hold will apply until the day per week average is re-established.

If in any period Ms Loudovaris or a suitable CT alternative is unavailable (e.g. annual leave, sickness or critical other duties) then no fee will be charged in that period.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For agreed additional Services, unless otherwise agreed to by the Authorized Representatives, PRIMA shall pay CT the following daily rates (plus GST if required):

•	Senior Clinicians [***] per day

•	Senior Managers [***] per day

•	Senior Scientists [***] per day

•	Scientists and Senior Technicians [***] per day

•	Laboratory Technicians [***] per day

Service Fees assume an 8.30am to 5.00pm work day with occasional after-hours or overtime work. If continuous or exceptional after-hours work is required, PRIMA agrees to pay for extra use of personnel and if required facilities.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.